Investment Company Act

Section 270.17g-1 Required Bonding

as of June 30, 2026

Fund	Trust/Fund Size	Maximum Bond Required
Virtus Artificial Intelligence & Technology Opportunities Fund (AIO)	1,196,279,517.60	1,250,000
Virtus Convertible & Income Fund (NCV)	642,209,760.31	900,000
Virtus Convertible & Income Fund II (NCZ)	494,712,720.38	750,000
Virtus Diversified Income & Convertible Fund (ACV)	407,147,792.58	750,000
Virtus Equity & Convertible Income Fund (NIE)	834,457,562.66	1,000,000
Virtus Dividend, Interest & Premium Strategy Fund (NFJ)	1,521,471,670.43	1,500,000
Virtus Alternative Solutions Trust	1,063,390,122.40	1,250,000
Virtus Asset Trust	5,073,331,601.25	2,900,000
Virtus Equity Trust	7,898,280,722.24	3,900,000
Virtus Event Opportunities Trust	231,128,486.75	600,000
Virtus Investment Trust	11,539,466,251.41	5,500,000
Virtus Opportunities Trust	10,073,366,700.86	4,900,000
Virtus Strategy Trust	3,168,070,357.69	2,100,000
Virtus Variable Insurance Trust	769,206,136.76	1,000,000
The Merger Fund ®	2,705,558,322.05	1,900,000
The Merger Fund ® VL	25,549,961.16	300,000
DNP Select Income Fund, Inc. (DNP)	4,935,442,354.30	2,700,000
DTF Tax Free Income 2028 Term Fund, Inc. (DTF)	88,068,412.42	450,000
Duff & Phelps Utility and Infrastructure Fund, Inc. (DPG)	751,861,343.50	1,000,000
Virtus Global Multi-Sector Income Fund (VGI)	130,971,072.48	525,000
Virtus Total Return Fund Inc. (ZTR)	542,249,943.17	900,000
Virtus Stone Harbor Emerging Markets Income Fund (EDF)	163,521,610.61	600,000
ETFis Series Trust I	4,997,567,331.85	2,700,000
Virtus ETF Trust II	879,119,472.56	1,000,000
Virtus Managed Account Completion Shares Trust	131,691,746.58	525,000
Keystone Private Income Fund	2,057,447,827.00	1,700,000

TOTAL	62,321,568,801	42,600,000